(TEREX LOGO)


                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

For  information  contact:  Tom  Gelston,  Director - Investor  Relations  (203)
222-5943


          TEREX NAMES KEVIN BARR SENIOR VICE PRESIDENT, HUMAN RESOURCES


     WESTPORT, CT, January 5, 2006 -- Terex Corporation (NYSE: TEX) announced today that, effective January 3, 2006, Kevin Barr has been named Senior Vice President, Human Resources of Terex Corporation. Mr. Barr previously had been Vice President, Human Resources of Terex. Mr. Barr joined Terex as the Company's top Human Resources officer in September 2000.

     "Since joining the Company, Kevin has led dramatic changes to the HR process and helped establish the value of this function as a foundation of the Terex Business System," commented Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer. "Under Kevin's leadership, we have re-invented the entire HR activity, including establishing many new development and control processes. We still have a lot of work to do, but HR now has an equal seat at the table with our other business functions. We all realize that our future depends on the quality of the people in this organization and our commitment to helping every person realize their full potential," added Mr. DeFeo.

     Prior to joining the Company, Mr. Barr served as Vice President-Human Resources at DBT Online since 1998. From 1995 to 1998, Mr. Barr was at Nabisco, Inc. as Vice President-Human Resources, Asia/Pacific. Prior to that, Mr. Barr served as Vice President-Human Resources, Asia/Pacific and Latin America with Dun and Bradstreet Corporation from 1990 to 1995, and in various human resources executive positions at the Chase Manhattan Bank, N.A. from 1981 to 1990.

     Terex Corporation is a diversified global manufacturer with 2004 net sales of approximately $5 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.


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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com